_____________________________________________________________________________________________
_____________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): June 21, 2000

AMERICAN GENERAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Texas (State or Other Jurisdiction of Incorporation)	1-7981 (Commission File Number)	74-0483432 (IRS Employer Identification No.)

2929 Allen Parkway, Houston, Texas 77019
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (713) 522-1111

_____________________________________________________________________________________________
_____________________________________________________________________________________________

Item 5. Other Events.

On June 21, 2000, American General Corporation ("American General") announced that one of its subsidiaries, American General Life and Accident Insurance Company ("AGLA"), entered into a settlement, subject to court approval, to resolve class action litigation styled Leola McNeil v. American General Life and Accident Insurance Company, et al., Civil Action No. 3-99-1157, pending in the United States District Court for the Middle District of Tennessee. The litigation primarily relates to small face amount insurance policies known as industrial life insurance and pricing practices with respect to certain minority purchasers. The policies in question were sold by companies that American General had acquired and subsequently consolidated into AGLA. AGLA and the acquired companies ceased writing industrial life insurance more than 20 years ago.

Additionally, American General announced that AGLA entered into an agreement with the Florida Department of Insurance ("Florida DOI") to resolve a related regulatory inquiry. The agreement, which is contingent on final approval of the class action settlement, would resolve matters pending before the Florida DOI relating to industrial life insurance, including a cease and desist order issued to AGLA on April 27, 2000, In the Matter of American General Life and Accident Insurance Company, Case No. 348600-00-C. Pursuant to the terms of the Florida DOI agreement, other states may agree to participate in the Florida settlement.

In conjunction with the proposed settlement of the class action litigation and the related regulatory matter, American General will record a non-recurring charge of approximately $265 million ($175 million aftertax or $.68 per share) in second quarter 2000. The charge covers both the cost of policyholder benefits, including premium adjustments and benefit enhancements, and other anticipated charges and expenses resulting from the proposed settlements, as well as related administrative and legal costs. The charge will not have a material impact on American General's consolidated financial condition and overall business operations.

SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    June 21, 2000
AMERICAN GENERAL CORPORATION By: /s/ MARK S. BERG Mark S. Berg Executive Vice President and General Counsel